Press Release

EMCORE Corporation Reports Fiscal 2004 Fourth Quarter and Year-End Results

Fourth quarter revenues increase 20% sequentially and 50% year over year to $25.5 million;

Fiscal 2004 revenues increase 54% to $93.1 million.

SOMERSET, New Jersey, November 4, 2004 -- EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor products for the broadband and wireless communications markets, today announced financial results for the fiscal 2004 fourth quarter and year ended September 30, 2004.

Revenues for the fourth quarter of 2004 were $25.5 million, an increase of 50% from the $17.1 million reported in the prior year and up 20% sequentially from the previous quarter. Revenues were fueled by the introduction of volume shipments of the Company’s new 10-gigabit ethernet modules for use in enterprise router systems along with strong revenues by the Company’s satellite communications division.

For the twelve months ended September 30, 2004, revenues totaled $93.1 million, an increase of $32.8 million, or 54% as compared to the same period a year earlier.

Gross profit in the fourth quarter was $1.0 million or 4%, an increase from the $414,000, or 2.0% recorded in the previous quarter. Gross profit included a one-time $1.2 million charge related to a communications satellite program with a positive contribution margin but with an overall expected loss due to fixed cost overhead absorption. For the year, gross profit of $7.3 million, or 7.8% increased $9 million dollars from the previous year’s gross profit of ($1.7) million, or (2.8) percent.

Total operating expenses including severance related costs of $1.2 million decreased $1.2 million, or 10% to $11.0 million compared to last quarter. Selling, general and administrative expenses decreased $1.1 million sequentially, or 19.9% to $4.6 million. Research & development costs decreased $1.3 million sequentially, or 19.6% to $5.3 million. As a result, the Company reported an operating loss of $10 million for the quarter compared to an operating loss of $11.8 million in the prior quarter. For fiscal 2004, the loss from continuing operations totaled $31.5 million, a decrease of $10.7 million, or 25% when compared to fiscal 2003 loss from continuing operations of $42.2 million. Net loss for the year was $13.9 million compared to $38.5 million in fiscal 2003.

Cash, cash equivalents and marketable securities at September 30, 2004 totaled approximately $ 51.6 million, an increase of $23.1 million from September 30, 2003.

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Management Discussion and Outlook:

Reuben F. Richards, Jr., President and CEO of EMCORE Corporation, stated “We are encouraged with the quarterly results. Revenues came in above guidance and we realized the operating efficiencies we guided to in last quarter’s conference call. Our number one goal continues to be achieving cash flow profitability. Our focus on reducing costs of goods and improving operating efficiencies places us on track to achieve cash flow break even on an operating income basis for the quarter ending March 31, 2005. Revenues for the first quarter of Fiscal 2005 are expected to be in the $26-$27 million range.”

EMCORE will discuss the fourth quarter year end results further on a conference call to be held on Friday November 5, 2004 at 9:00 a.m. ET. To participate in the call, U.S. callers should dial (toll free) 888-896-0863 and international callers should dial 973-582-2703. A replay of the call will be available beginning November 5, 2004 at 11:15 a.m. ET until November 12, 2004 at 11:59 p.m. ET.

The replay call-in number for U.S. callers is 877-519-4471, for international callers it is 973-341-3080, and the access code is 5284247#. Also, the call will be web cast via the Company's web site at http://www.emcore.com. Please go to the site beforehand to download any necessary software.

Company Highlights:

Highlights from the fourth quarter include:

•	EMCORE Corporation Acquires Corona Optical Systems. EMCORE acquired Corona Optical Systems in a cash for stock merger. Corona Optical Systems is a market leader in parallel optics with an ultra small form factor transceiver which is currently being deployed by Tier 1 customers for use in high-density telecom switching boxes. This acquisition further strengthens EMCORE’s position as a leader in parallel optics technology. The OptoCube transceiver’s ultra small form factor design and manufacturing platform are unique, well-suited for high-performance, low-cost, and high-volume manufacturing, and can be used for a range of applications, such as high density optical backplanes, defense, supercomputing, and consumer applications.

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About EMCORE:

EMCORE Corporation offers a versatile portfolio of compound semiconductor products for the rapidly expanding broadband and wireless communications markets and the solid-state lighting industry. The company's integrated solutions philosophy embodies state-of-the-art technology, material science expertise, and a shared vision of our customer's goals and objectives to be leaders and pioneers in the rapidly growing communications market. EMCORE's solutions include: optical components for fiber-to-the premise, cable television, and high speed data and telecommunications; solar cells, solar panels and fiberoptic satellite links for global satellite communications; and electronic materials for high bandwidth communications systems, such as Internet access and wireless telephones. Through its joint venture participation in GELcore, LLC, EMCORE plays a vital role in developing and commercializing next-generation LED technology for use in the general illumination market. For further information about EMCORE, visit http://www.emcore.com.

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Words such as "expects," "anticipates," "intends," "plans," believes," and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. These forward-looking statements include, without limitation, (a) any statements or implications regarding EMCORE’s ability to remain competitive and a leader in its industry, and the future growth of EMCORE, or the industry and the economy in general; (b) statements regarding the expected level and timing of benefits to EMCORE from its current cost reduction efforts, including (i) expected cost reductions and their impact on EMCORE’s financial performance, (ii) EMCORE’s continued leadership in technology and manufacturing in its markets, and (iii) the belief that the cost reduction efforts will not impact product development or manufacturing execution; (c) any statement or implication that the products described in this press release (i) will be successfully introduced or marketed, (ii) will be qualified and purchased by our customers, or (iii) will perform to any particular specifications or performance or reliability standards; (d) any and all guidance provided by EMCORE regarding its expected financial performance in current or future periods, including, without limitation, with respect to anticipated revenues for the first quarter of fiscal 2005 or breakeven in the second fiscal quarter of 2005. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) EMCORE’s cost reduction efforts may not be successful in achieving their expected benefits, or may negatively impact EMCORE’s operations; (b) reduced revenues resulting from the TurboDisc sale; (c) the failure of the products (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, iv) to successfully compete with products offered by our competitors and (d) other risks and uncertainties described in EMCORE's filings with the Securities and Exchange Commission such as cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth; increased competition; delays in developing and commercializing new products; and other factors. The forward-looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

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EMCORE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
For the three and twelve months ended September 30, 2004 and 2003
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,

	2004	2003	2004	2003

Revenue	$25,539	$17,052	$93,069	$60,284
Cost of revenue	24,525	15,886	85,780	61,959

Gross profit (loss)	1,014	1,166	7,289	(1,675)

Operating expenses:
Selling, general and administrative	4,597	6,185	21,271	21,637
Research and development	5,260	6,058	23,555	17,002
Severance	1,156	-	1,156	-
Total operating expenses	11,013	12,243	45,982	38,639

Operating loss	(9,999)	(11,077)	(38,693)	(40,314)

Other (income) expenses:
Interest expense, net	1,016	1,920	5,373	7,279
Gain from debt extinguishment	-	-	(12,312)	(6,614)
Other expenses	500	-	500	-
Equity in net (income) loss of GELcore	(232)	(107)	(789)	1,228
Total other expenses (income)	1,284	1,813	(7,228)	1,893

Loss from continuing operations	(11,283)	(12,890)	(31,465)	(42,207)

Discontinued operations:
Loss (income) from discontinued operations	-	965	2,045	(3,682)
Gain on disposal of discontinued operations	-	-	(19,584)	-

Loss (income) from discontinued operations	-	965	(17,539)	(3,682)

Net loss	$(11,283)	$(13,855)	$(13,926)	$(38,525)

Weighted average basic shares used in per share data calculations	46,868	37,226	43,303	36,999
Weighted average diluted shares used in per diluted share data calculation	46,868	37,226	43,303	36,999

Per share data:
Basic per share data:
Loss from continuing operations	$(0.24)	$(0.35)	$(0.73)	$(1.14)
Net loss	$(0.24)	$(0.37)	$(0.32)	$(1.04)
Diluted per share data:
Loss from continuing operations	$(0.24)	$(0.35)	$(0.73)	$(1.14)
Net loss	$(0.24)	$(0.37)	$(0.32)	$(1.04)

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EMCORE CORPORATION
CONSOLIDATED BALANCE SHEETS
As of September 30, 2004 and September 30, 2003
(in thousands)
(unaudited)

	As of	As of
	September 30,	September 30,
ASSETS	2004	2003
Current assets:
Cash and cash equivalents	$19,422	$28,439
Marketable securities	32,150	-
Accounts receivable, net	20,775	14,221
Accounts receivable, GELcore	215	325
Inventories, net	14,839	13,963
Prepaid expenses and other current assets	2,496	1,936
Assets to be disposed	-	44,456
Total current assets	89,897	103,340

Property, plant and equipment, net	65,354	74,722
Goodwill	33,584	30,366
Intangible assets, net	5,177	4,567
Investments in GELcore	10,003	9,214
Other assets, net	9,228	10,230
Total assets	$213,243	$232,439

LIABILITIES and SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,064	$8,155
Accrued expenses	15,578	13,204
Customer deposits	171	295
Capitalized lease obligation, current portion	43	52
Liabilities to be disposed	-	4,170
Total current liabilities	31,856	25,876

Convertible subordinated notes	96,051	161,750
Capitalized lease obligation, net of current portion	27	41
Total liabilities	127,934	187,667
Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par, 5,882 shares authorized, no shares outstanding	-	-
Common stock, no par value, 100,000 shares authorized, 46,951 shares issued and 46,931 outstanding at September 30, 2004; 37,327 shares issued and 37,307 outstanding at September 30, 2003	389,750	335,266
Accumulated deficit	(303,364)	(289,438)
Accumulated other comprehensive loss	(111)	(90)
Shareholders’ notes receivable	(34)	(34)
Treasury stock, at cost; 20 shares	(932)	(932)
Total shareholders’ equity	85,309	44,772
Total liabilities and shareholders’ equity	$213,243	$232,439

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CONTACT:

EMCORE Corporation
Tom Werthan - Chief Financial Officer
(732) 271-9090
info@emcore.com

or

TTC Group
Victor Allgeier
(212) 227-0997
info@ttcominc.com

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